Exhibit 99.1

Contact: Lucas Binder VP Corporate Development & Investor Relations 303-927-4951 lucas.binder@wowinc.com

WOW! REPORTS SECOND QUARTER 2018 RESULTS

ENGLEWOOD, Colo. (August 9, 2018) – WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), a leading, fully integrated provider of residential and commercial high-speed data, video and telephony services to customers in the United States, today announced financial and operating results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights (1)

•	Total Subscriber net additions of 1,600 were the best net subscriber metrics for a second quarter in the last four years
•	Second quarter subscriber churn was the best subscriber churn for a second quarter in at least two years
•

Achieved HSD RGU net additions of 3,900, representing the best net subscriber metrics for the second quarter in the last four years, and organic HSD RGU net additions, which exclude net additions from Edge-Outs, were 1,600

•	Total Revenue of $291.3 million; Net Income of $25.2 million; and Diluted Earnings Per Share of $0.31
•	Adjusted EBITDA of $102.2 million, up 6.1% sequentially; Adjusted Diluted Earnings Per Share of $0.39
•	Business Services Subscription Revenue, Including Acquisitions and Dispositions, grew 15.6% over the second quarter of 2017
•	Total Edge-Out projects have extended the network to 116,600 homes passed; 2017 Edge-Out Nodes have achieved 25.3% penetration and 2016 Edge-Out Nodes have achieved 32.5% penetration
•	Launched Whole Home WiFi offering across the majority of WOW!’s footprint in July
•	Launched first phase of new wowway.com website in July
•	Completed previously announced $25.0 million common stock buyback, acquiring almost 2.5 million shares

Financial Highlights

For the quarter ended June 30, 2018, WOW! reported Total Revenue of $291.3 million, down $6.2 million, or 2.1%, compared to the quarter ended June 30, 2017. The Company reported second quarter 2018 Net Income of $25.2 million and Adjusted EBITDA of $102.2 million.

“I am heartened by the continued efforts throughout the Company to execute on our vision,” said Teresa Elder, chief executive officer of WOW! “WOW! achieved its second consecutive quarter of positive organic HSD RGU growth in the face of second quarter seasonality and our rate increase which was implemented at the beginning of the quarter. The impact of our investments in customer care are showing in continued churn improvement. The launch of Whole Home WiFi and the re-release of our wowway.com website are substantial milestones to drive the growth trajectory of our business.”

“Adjusted EBITDA for the second quarter was in-line with our expectations,” said Rich Fish, chief financial officer of WOW! “The second quarter results were the best second quarter performance in multiple years for total RGU and RGU segment net additions and demonstrate that WOW! can successfully win, and retain, customer relationships in our footprint.”

(1)

Refer to “Non-GAAP Financial Measures and Operating Metrics,” “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures,” and “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA and Transaction Adjusted financial information, reconciliation of such non-GAAP measures to the closest comparable GAAP measures and why our management thinks it is beneficial to present such non-GAAP measures.

Revenue

On a reported basis, for the quarter ended June 30, 2018, Total Revenue was $291.3 million, an increase of 2.0% on a sequential basis compared to the quarter ended March 31, 2018, driven primarily by HSD RGU net additions and increases in Video ARPU.

Total subscription revenue for the quarter ended June 30, 2018, was $269.8 million. Residential Subscription Revenue was $237.2 million, and Business Services Subscription totaled $32.6 million for the quarter ended June 30, 2018. Business Services Subscription Revenue, including the impact of Acquisitions and Dispositions, increased $4.4 million, or 15.6%, compared with the quarter ended June 30, 2017.

Other business services revenue totaled $6.8 million for the quarter ended June 30, 2018, down $3.8 million compared to the quarter ended June 30, 2017, primarily due to decreased revenue generated by network construction activities associated with the Chicago network sale to Verizon.

Other revenue totaled $14.7 million for the quarter ended June 30, 2018, down $12.2 million compared to the quarter ended June 30, 2017, primarily due to the reclassification of franchise fees to residential video subscription revenue.

Costs and Expenses

Operating expenses (excluding depreciation and amortization) totaled $157.3 million for the quarter ended June 30, 2018. Selling, general, and administrative expenses were $39.7 million for the quarter ended June 30, 2018.

Net Income and Earnings per Share

Net Income for the quarter ended June 30, 2018, was $25.2 million, compared to Net Income of $5.0 million for the quarter ended June 30, 2017. Earnings per share for the quarter ended June 30, 2018, was $0.31, compared to earnings per share of $0.07 for the quarter ended June 30, 2017. The year-over-year improvement in Net Income is primarily attributable to a reduction in interest expense and lower income tax expense. Adjusted Diluted Earnings per share for the quarter ended June 30, 2018, was $0.39.

Adjusted EBITDA

Adjusted EBITDA for the quarter ended June 30, 2018, was $102.2 million, an increase of $5.9 million, or 6.1%, on a sequential basis compared to Adjusted EBITDA for the quarter ended March 31, 2018. Adjusted EBITDA margin was 35.1% in the quarter ended June 30, 2018, an increase of over 135 basis points on a sequential basis.

Customers

WOW! reported Total Subscribers of 800,100 as of June 30, 2018. Total Subscribers increased by 1,600, or 0.2%, compared to March 31, 2018, which was the best second quarter result in the last four years. HSD RGUs totaled 747,800 as of June 30, 2018, representing an increase of 3,900, or 0.5%, compared to March 31, 2018. Excluding net additions from Edge-Outs, HSD RGU net additions were 1,600.

Video RGUs totaled 419,900 as of June 30, 2018, representing a decrease of 9,100 compared to March 31, 2018, which represents the best second quarter Video RGU result in the last three years and an improvement in video losses of 6,700, or 42%, as compared to the second quarter of 2017.

Edge-Outs

As of June 30, 2018, Edge-Out projects reached 116,600 homes passed as part of the Company’s Edge-Out growth efforts started in 2016.

Edge-Out projects begun in 2016 (“2016 Edge-Out Nodes”) include 41,500 customers on such nodes, which represents 32.5% penetration with an average of 678 days in active service. The Edge-Out projects begun in 2017 (“2017 Edge-Out Nodes”) include 16,700 customers on such nodes, which represents 25.3% penetration with an average of 376 days in active service. The Edge-Out projects begun in 2018 (“2018 Edge-Out Nodes”) now reach 9,200 homes passed, an increase of 7,100 homes passed compared to March 31, 2018. The 2018 Edge-Out projects include 700 customers on such nodes, which represents 7.6% penetration with an average of 30 days in active service.

Capital Expenditures

Capital Expenditures totaled $77.0 million for the quarter ended June 30, 2018, representing a $4.2 million increase compared to the quarter ended June 30, 2017, on a reported basis. Transaction Adjusted Capital Expenditures totaled $70.6 million for the quarter ended June 30, 2018, an increase of $3.5 million, or 5.2%, compared to the quarter ended June 30, 2017. Transaction Adjusted Strategic Capital Expenditures, defined as Edge-Out Capital Expenditures and Business Services Capital Expenditures dedicated to expansion of the Company’s network, were $14.6 million for the quarter ended June 30, 2018, which represented a decrease of $9.2 million over the Transaction Adjusted Strategic Capital Expenditures in the quarter ended June 30, 2017. Excluding Transaction Adjusted Strategic Capital Expenditures, Transaction Adjusted Capital Expenditures for the quarter ended June 30, 2018, totaled $56.0 million, which equates to 19.2% of Total Revenue for the quarter ended June 30, 2018.

Liquidity and Leverage

As of June 30, 2018, the total outstanding amount of long term debt and capital lease obligations was $2.280 billion, and cash and cash equivalents were $17.1 million. Total Net Leverage as of June 30, 2018, was 5.4x, on a LTM Transaction Adjusted EBITDA basis, and undrawn revolver capacity totaled $279.6 million.

Stock Purchases

In May of 2018, WOW! announced a $25.0 million common stock repurchase program. The Company completed the common stock buyback program, having repurchased almost 2.5 million shares of the Company’s common stock in the open market.

Conference Call

WOW! will host a conference call on Thursday, August 9, 2018, at 5:00 p.m. Eastern to discuss the operating and financial results contained in this press release. The conference call will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating via telephone can use the conference call information as follows:

Call Date:	Thursday, August 9, 2018	Call Time:	5:00 p.m. Eastern
Dial In:	(877) 541-5069	International:	(443) 842-7607
Conf. ID:	6636968

A recording of the conference call will be available approximately two hours after the completion of the call until September 9, 2018. The dial-in number for this replay is (855) 859-2056.

The following unaudited condensed consolidated statements of operations summarizes information in the Company’s Form 10-Q for the periods indicated, as filed on August 9, 2018, with the United States Securities and Exchange Commission (“SEC”). For ease of use, references in this release to “WOW!” means WideOpenWest, Inc. and its subsidiaries:

WideOpenWest, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

($ in millions, except for per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue
Residential subscription	$237.2	$231.3	$469.3	$463.7
Business services subscription	32.6	28.7	64.0	56.8
Total subscription	269.8	260.0	533.3	520.5
Other business services	6.8	10.6	14.0	21.7
Other	14.7	26.9	29.5	55.3
Total Revenue	$291.3	$297.5	$576.8	$597.5

Costs and expenses
Operating (excluding depreciation and
amortization)	$157.3	$157.4	$315.2	$317.2
Selling, general and administrative	39.7	32.5	79.4	62.8
Depreciation and amortization	46.4	50.8	92.7	101.1
Impairment loss on intangibles and goodwill	—	—	256.4	—
Management fee to related party	—	0.5	—	1.0
	$243.4	$241.2	$743.7	$482.1

Income (loss) from operations	$47.9	$56.3	$(166.9)	$115.4
Other income (expense)
Interest expense	(32.7)	(44.1)	(61.8)	(89.8)
Gain (loss) on sale of system dispositions	—	(0.3)	—	38.4
Loss on early extinguishment of debt	—	(1.0)	—	(6.0)
Other income, net	1.2	—	1.2	1.4
Income tax benefit (expense), net	8.8	(5.9)	50.0	18.0
Net income (loss)	$25.2	$5.0	$(177.5)	$77.4

Basic and diluted earnings (loss) per common shares
Basic	$0.31	$0.07	$(2.13)	$1.10
Diluted	$0.31	$0.07	$(2.13)	$1.10
Weighted-average common shares outstanding
Basic	81,868,508	74,309,106	83,159,949	70,413,415
Diluted	82,652,715	74,333,425	83,159,949	70,437,734

About WOW!

WOW! is one of the nation's leading providers of high-speed internet, cable TV and phone serving communities in the U.S. Our vision is connecting people to their world through the WOW! experience: reliable, easy, and pleasantly surprising, every time. For more information, please visit www.wowway.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms. The forward-looking statements included in this release are made as of the date hereof. We assume no obligation to publicly update any forward-looking statement, even if new information becomes available in the future or if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, many of which are beyond our control, including the wide range of competition we face in our business; competitors that are larger and possess more resources; dependence upon a business services strategy; conditions in the economy, including potentially uncertain economic conditions; our ability to secure new businesses as customers; demand for our bundled broadband communications services may be lower than we expect; our ability to respond to rapid technological change; increases in programming and retransmission costs; a decline in advertising revenues; the effects of regulatory changes in our business; our substantial level of indebtedness; certain covenants in our debt documents; programming exclusivity in favor of our competitors; inability to obtain necessary hardware, software and operational support; strain on business and resources from future acquisitions, or the inability to identify suitable acquisitions; and other factors that are described from time to time in our filings with the SEC. All forward‑looking statements are expressly qualified in their entirety by these cautionary statements.

Non-GAAP Financial Measures and Operating Metrics

We have included certain non-GAAP financial measures in this release, including Revenue Including Acquisitions and Dispositions, Residential Subscription Revenue Including Acquisitions and Dispositions, Business Services Subscription Revenue Including Acquisitions and Dispositions, Adjusted EBITDA, Transaction Adjusted EBITDA, Transaction Adjusted Capital Expenditures, and Adjusted Diluted EPS. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance. We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors. We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Revenue Including Acquisitions and Dispositions, Residential Subscription Revenue Including Acquisitions and Dispositions, Business Services Subscription Revenue Including Acquisitions and Dispositions, and Transaction Adjusted Capital Expenditures give effect to certain acquisitions and divestitures made by WOW! and are included herein because they are key metrics used by management and our Board of Directors to assess our financial performance. We believe that these non-GAAP measures are appropriate measures of operating performance because they are meaningful to investors by showing how certain acquisitions and divestitures might have affected our historical financial statements. The presentation of these measures is not made in accordance with GAAP and our use of these terms herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and therefore are not necessarily comparable. These non-GAAP measures should not be considered as an alternative to revenue, capital expenditures or any other performance measures derived in accordance with GAAP as measures of operating performance.

Adjusted EBITDA is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance, and that the presentation of this measure enhances an investor's understanding of our financial performance. Transaction Adjusted EBITDA makes certain additional adjustments to the historical financial information that WOW! believes is meaningful to investors by showing how certain acquisitions and divestitures might have affected WOW!’s historical financial statements.

Adjusted EBITDA is defined by WOW! as net income (loss) before net interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, management fees to related party, the write-up or write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non‑cash charges and expenses (including equity based compensation expense) and certain other income and expenses. Transaction Adjusted EBITDA represents Adjusted EBITDA after giving effect to the impact of acquisitions and dispositions that were completed during the relevant periods as if they occurred at the beginning of the period presented. The presentation of Adjusted EBITDA and Transaction Adjusted EBITDA is not made in accordance with GAAP and our use of the terms Adjusted EBITDA and Transaction Adjusted EBITDA may vary from others in our industry. Adjusted EBITDA and Transaction Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or liquidity.

Adjusted EBITDA and Transaction Adjusted EBITDA have important limitations as analytical tools. For example, Adjusted EBITDA and Transaction Adjusted EBITDA:

•	exclude certain tax payments that may represent a reduction in cash available to us;
•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Adjusted Diluted Earnings per Share (EPS) is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. Adjusted Diluted EPS is a non-GAAP financial measure that eliminates the effect of management fees to related party, loss on early extinguishment of debt, gain (loss) on sale of assets, impairment losses on intangibles and goodwill, non-recurring professional fees, M&A integration and restructuring expense, non-cash stock compensation, and other (income) and expenses. We then add or subtract an estimated incremental income tax effect applicable to those items. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented.

The presentation of Adjusted Diluted EPS is not made in accordance with GAAP and our use of the term Adjusted Diluted EPS herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Adjusted Diluted EPS should not be considered as an alternative to Diluted EPS or any other performance measures derived in accordance with GAAP as measures of operating performance.

See “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP financial measure and a reconciliation of Adjusted EPS to Diluted Earnings Per Share, which is the most directly comparable GAAP financial measure.

In addition, we use the following subscriber information in this release:

•

Homes Passed – We report homes passed as the number of serviceable addresses, such as single residence homes, apartments and condominium units, and businesses passed by our broadband network and listed in our database.

•

Subscribers – Because we deliver multiple services to our customers, we report Total Subscribers as the number of subscribers who receive at least one of our HSD, Video or Telephony services, without regard to which or how many services they subscribe. We define each of the individual HSD subscribers, Video subscribers and Telephony subscribers as a revenue generating unit (“RGU”).

While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

The following table provides unaudited reconciliations of GAAP measures to non-GAAP measures used herein for the periods indicated:

WideOpenWest, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

($ in millions, except for per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss)	$25.2	$5.0	$(177.5)	$77.4
Depreciation and amortization	46.4	50.8	92.7	101.1
Impairment loss on intangibles and goodwill	—	—	256.4	—
Management fee to related party	—	0.5	—	1.0
Interest expense	32.7	44.1	61.8	89.8
Loss on early extinguishment of debt	—	1.0	—	6.0
(Gain) loss on sale of system dispositions	—	0.3	—	(38.4)
Non-recurring professional fees, M&A Integration and restructuring expense	3.3	2.0	7.4	3.9
Non-cash stock compensation	4.6	2.6	8.9	3.1
Other income, net	(1.2)	—	(1.2)	(1.4)
Income tax (benefit) expense	(8.8)	5.9	(50.0)	(18.0)
Adjusted EBITDA (1)	$102.2	$112.2	$198.5	$224.5

	Three months ended	Six months ended
	June 30, 2018	June 30, 2018
	(per share)
Diluted earnings per share	$0.31	$(2.13)
Impairment loss on intangibles and goodwill	—	3.08
Non-recurring progessional fees, M&A integration and restructuring expense	0.04	0.09
Non-cash stock compensation	0.06	0.11
Income tax applicable to adjustments, net(2)	(0.02)	(0.59)
Adjusted Diluted Earnings Per Share	$0.39	$0.56

(1)

See “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” below for a reconciliation of Adjusted EBITDA to Transaction Adjusted EBITDA for the respective quarters giving effect the divestiture of a portion of our Chicago Fiber Network in December 2017, and our divestiture of the Lawrence, Kansas, system in January 2017, as if such transactions had been completed at the beginning of the respective periods presented.

(2)

The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information

The SEC requires that pro forma financial information be presented in a registrant’s periodic filings when events occur for which disclosure would be material to investors, including significant business combinations or the disposition of a significant portion of the business. The significance of an acquired or disposed business is determined based on the “significant subsidiary” tests specified in Regulation S-X, Article 11, Rule 1-02(w). Although the Company has made certain acquisitions and divestitures, such transactions do not meet the “significant subsidiary” tests and, accordingly, the Company’s historical financial information as filed with the SEC does not contain pro forma financial information relating to those transactions.

Nevertheless, we make certain adjustments in this release to the historical financial and subscriber information of the Company as filed with the SEC (“Transaction Adjusted”) because we believe such information would be meaningful to investors by showing how such transactions might have affected the Company’s historical financial statements. The unaudited Transaction Adjusted financial and subscriber information in this release has been prepared giving effect to the divestiture of a portion of our Chicago Fiber Network in December 2017, and our divestiture of the Lawrence, Kansas, system in 2017, as if such transactions had been completed at the beginning of the respective periods presented. The unaudited Transaction Adjusted financial and subscriber information is for informational purposes only and does not purport to represent what our results of operations, financial or subscriber information would have been if such transactions had occurred at any date, nor does such information purport to project the results of operations for any future period.

The unaudited Transaction Adjusted condensed consolidated financial and subscriber information in this release was prepared based on our books and records for the respective periods presented for the Lawrence, Kansas system and the portion of the Chicago Fiber Network that was divested. Such historical unaudited financial and subscriber information has been adjusted to give a Transaction Adjusted effect to events that are directly attributable to such transactions, factually supportable and expected to have a continuing impact on the results. The unaudited Transaction Adjusted financial information herein does not reflect non-recurring charges that have been incurred in connection with the transaction including legal fees, broker fees and accounting fees.

The following table provides an unaudited reconciliation of our residential subscription revenue to residential subscription revenue including Acquisitions and Dispositions, business services subscription revenue to business services subscription revenue including Acquisitions and Dispositions, Total Revenue to Total Revenue including Acquisitions and Dispositions, Adjusted EBITDA to Transaction Adjusted EBITDA and Capital Expenditures to Transaction Adjusted Capital Expenditures for the periods indicated:

WideOpenWest, Inc.

Transaction Adjusted Condensed Consolidated Financial Information (Unaudited)

($ in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	(in millions)
Residential Subscription Revenue	$237.2	$231.3	$469.3	$463.7
Acquisitions and Dispositions:
Residential Subscription Revenue related to the Lawrence system	—	—	—	(1.1)
Residential Subscription Revenue Including Acquisitions and Dispositions	$237.2	$231.3	$469.3	$462.6

Business Services Subscription Revenue	$32.6	$28.7	$64.0	$56.8
Acquisitions and Dispositions:
Business Services Subscription Revenue related to the Lawrence system	—	—	—	(0.3)
Business Services Subscription Revenue related to the Chicago fiber network	—	(0.5)	—	(0.9)
Business Services Subscription Including Acquisitions and Dispositions	$32.6	$28.2	$64.0	$55.6

Total Revenue	$291.3	$297.5	$576.8	$597.5
Acquisitions and Dispositions:
Total Revenue related to the Lawrence system	—	—	—	(1.5)
Total Revenue related to the Chicago fiber network	—	(3.2)	—	(7.1)
Total Revenue Including Acquisitions and Dispositions	$291.3	$294.3	$576.8	$588.9

Adjusted EBITDA	$102.2	$112.2	$198.5	$224.5
Transaction Adjustments:
Adjusted EBITDA related to the Lawrence system	—	—	—	(1.0)
Adjusted EBITDA related to the Chicago fiber network	—	(1.7)	—	(4.2)
Transaction Adjusted EBITDA	$102.2	$110.5	$198.5	$219.3

Capital Expenditures	$77.0	$72.8	$133.5	$152.0
Transaction Adjustments:
Capital Expenditures related to the Lawrence system	—	—	—	(0.1)
Capital Expenditures related to the Chicago fiber network	(6.4)	(5.7)	(12.3)	(31.6)
Transaction Adjusted Capital Expenditures	$70.6	$67.1	$121.2	$120.3

The following table provides an unaudited summary of our subscriber information:

	June 30,	March 31,	December 31,
	2018	2018	2017(1)
Homes Passed	3,149,200	3,129,300	3,108,500
Total Subscribers	800,100	798,500	791,500
HSD RGUs	747,800	743,900	735,200
Video RGUs	419,900	429,000	436,700
Telephony RGUs	214,000	218,300	222,600
Total RGUs	1,381,700	1,391,200	1,394,500

(1) Statistical reporting was standardized to a single reporting methodology beginning in the first quarter of 2018. Previously, the data was maintained and accumulated separately through independent processes and procedures. The standardized reporting had the following increase/(decrease) on December 31, 2017 homes passed and subscriber numbers, which are reflected in the table above: homes passed (700); total subscribers 14,200; HSD RGUs 2,500; Video RGUs 4,100; Telephony RGUs 2,700; and Total RGUs 9,300.